Exhibit 99.1

KROGER UPDATES THIRD QUARTER SALES TREND AND REAFFIRMS ANNUAL GUIDANCE PRIOR TO INVESTOR CONFERENCE

Details Outlined in an 8-K Company Filed Today

CINCINNATI, Ohio, October 15, 2008 – Prior to its conference with investors today, The Kroger Co. (NYSE: KR) updated its identical supermarket sales guidance for the third quarter and reaffirmed annual identical supermarket sales and earnings per share guidance the Company outlined last month.

Through the first eight weeks of the third quarter, which began August 17, 2008, Kroger said identical supermarket sales growth continues to trend above 5% without fuel. Sales in the second four weeks of the quarter were stronger than sales in the first four weeks of the quarter. These identical supermarket sales trends include stores that were temporarily closed as a result of Hurricane Ike.

“Kroger continues to see solid identical sales growth through the first eight weeks of the third quarter because of the commitment of associates in all aspects of our business to our customer-driven strategy. In this uncertain economy, we are delivering value to shoppers on any budget through our Customer 1st approach,” said David B. Dillon, Kroger chairman and chief executive officer. “Our financial strategy provides us with sufficient liquidity to finance our short-term borrowing needs through our $2.5 billion five-year credit facility that matures in November 2011. On peak borrowing days, we expect that more than $1.2 billion of this facility would remain available. In addition, Kroger maintains uncommitted money market lines totaling $75 million.”

Based on Kroger’s year-to-date results and management’s outlook for the remainder of the fiscal year, the Company reaffirmed that it expects identical supermarket sales growth of 4.5% to 5.5%, excluding fuel, for fiscal 2008. The Company also confirmed its fiscal 2008 earnings guidance of $1.85 to $1.90 per diluted share, excluding the effect of Hurricane Ike. This range reflects 9% to 12% growth over fiscal 2007 earnings of $1.69 per diluted share. A more detailed description of Kroger’s guidance is included in the Form 8-K the Company filed today with the SEC. The Company will report full third quarter earnings results on December 9, 2008.

“Kroger has the right strategy in place to continue to serve our customers, associates and shareholders during this challenging economy. We know we will continue to face challenges, as we did earlier this quarter following the destruction of Hurricane Ike. Our associates performed exceptionally to recover quickly and serve customers in the areas that were affected by the hurricane,” Mr. Dillon said.

The Company is hosting an investor conference today beginning at 1:00 p.m. (ET) to approximately 5:00 p.m. (ET) at http://www.thekrogerco.com/finance/financialinfo_investorconferencecalls.htm.

Mr. Dillon’s presentation will be broadcast live over the Internet beginning at 8:00 p.m. (ET) at http://www.thekrogerco.com/finance/financialinfo_investorconferencecalls.htm.

Click on “Investor Webcasts” to access these events. An on-demand replay of the Webcasts will be available for one week following the conference.

Kroger, one of the nation’s largest retail grocery chains, is honored to celebrate its 125th anniversary in 2008. The Company’s more than 320,000 associates serve customers in 2,476 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, Fry’s, King Soopers, Smith’s, Dillons, QFC and City Market. Kroger associates also serve customers in 779 convenience stores, 393 fine jewelry stores and 737 supermarket fuel centers the Company operates. The Company also operates 41 food processing plants in the U.S. Headquartered in Cincinnati, Ohio, Kroger focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations in the communities it serves. For more information about the Company, please visit our web site at www.kroger.com.

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This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “continues,” “guidance,” and “expect.” Our ability to achieve sales and earnings per share goals may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; weather conditions, including the effect of Hurricane Ike and its remnants; stock repurchases; the success of our future growth plans; goodwill impairment; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales could be adversely affected by increased competition and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products.  Our guidance assumes that the Company’s fuel margins in 2008 will be comparable to those achieved in 2007.  Our liquidity could be affected if our committed lenders are unable or unwilling to honor their contractual obligations to us, and the amounts available under our credit facility could also be affected by unexpected cash demands from our business or our inability to achieve expected identical supermarket sales.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Kroger Contacts:

Media:      Meghan Glynn (513) 762-1304

Investors:  Carin Fike (513) 762-4969